Exhibit 99.1
FOR IMMEDIATE RELEASE

For more information, please contact:
Richard M. Holland, Vice President	2401 Fountain View, Suite 510
713-706-6200	Houston, Texas 77057
T 713 706.6200
F 713 706.7825
www.americanspectrum.com
AMERICAN SPECTRUM REALTY MANAGEMENT, INC. AWARDED
CONTRACT FOR THIRD PARTY LEASING, MANAGEMENT AND SALES
OF PARK PLAZA RETAIL CENTER
HOUSTON, TX (October 6, 2009) — American Spectrum Realty, Inc. (AMEX: AQQ), a real estate investment, management and leasing company, headquartered in Houston, Texas, stated today that Richard M. Holland, Vice President of Investments, has been appointed Receiver on behalf of M&I Marshal & Ilsley Bank. The Wisconsin banking corporation filed a petition for a Receiver of the Park Plaza Retail Center with the 55th Judicial District of Harris County that was granted on October 5th, 2009. Mr. Holland in turn awarded American Spectrum Realty Management, Inc. a third party management, leasing and sale contract for Park Plaza Retail Center.
Construction on Park Plaza Retail Center was completed in 2005. The multi-tenant retail center offers 68,502 SF and is located at 406-414 West Grand Parkway, Katy, TX.
Any leasing inquiries should be directed to Bill McGrath, CCIM, Director of Leasing, Texas Region at 713-706-6200.
Currently American Spectrum Realty Management, Inc. leases and manages eight real estate projects for third parties. American Spectrum Realty Management, Inc. plans to continue to aggressively pursue receiver appointments from other institutional clients.
About American Spectrum Realty, Inc.
American Spectrum Realty, Inc. is a real estate investment company that owns 30 offices, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest and has been publicly traded on the Exchange since 2001. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty, Inc. American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.